This pricing supplement is not complete and may be changed.  This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell notes in any jurisdiction where such an offer would not be permitted.

Subject to completion, dated October 6, 2008
Pricing Supplement
Dated October   , 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)
Registration No. 333-132201
Filed pursuant to Rule 424(b)(3)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B
Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi +Czech koruna + Hungarian forint + Indian rupee + Mexican peso
Dual Participation Currency-Linked Capital Protected Notes (the “notes”) provide investors with both long and short exposure to a basket of individual currencies relative to the U.S. dollar with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection, 100% participation in any appreciation of the basket relative to the U.S. dollar over the term of the notes or, if the basket depreciates relative to the U.S. dollar over the term of the notes, a positive return equal to 20% to 30% participation rate in the absolute value of such depreciation.  The actual downside participation will be determined at the pricing date.
SUMMARY TERMS
Issuer:	Toyota Motor Credit Corporation (“TMCC”)
Issuer’s ratings[1]:	Aaa/AAA
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Minimum denominations:	$1,000 per note and integral multiples thereof
Pricing date:	October , 2008
Original issue date:	October , 2008 (5 New York business days after the pricing date).
Maturity date:	October , 2011
Principal protection:	100% at maturity
Interest:	We will not make any periodic payments of interest on the notes during the term of the notes.
Basket:	Basket currency	Weighting	Basket currency	Weighting
	Brazilian real (“BRL”)	16.667%	Hungarian forint (“HUF”)	16.6667%
	Chinese renminbi (“CNY”)	16.667%	Indian rupee (“INR”)	16.6667%
	Czech koruna (“CZK”)	16.667%	Mexican peso (“MXN”)	16.6667%
Payment at maturity:	Stated principal amount ($1,000 per note) + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If the basket performance at maturity is greater than zero:
$1,000 x basket performance x upside participation rate
▪ If the basket performance at maturity is less than zero:
$1,000 x absolute basket performance x downside participation rate
If the basket performance at maturity is equal to zero, you will receive only the stated principal amount and will not receive any supplemental redemption amount.
Basket performance:
Sum of the currency performance values of each of the basket currencies.  A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies. Stability in the value of the basket of currencies relative to the U.S. dollar will reduce the return on an investment in the notes.  Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	100%
Downside participation rate:	20% to 30%, to be determined on the pricing date
Currency performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	The exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Terms continued:	Please see PS-2 for further summary terms of the notes

1 Toyota Motor Credit Corporation is rated Aaa by Moody’s and AAA by Standard & Poor’s. A credit rating reflects the creditworthiness of Toyota Motor Credit Corporation and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

SUMMARY TERMS	Continued from cover page
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:
October   , 2011 (7 New York business days prior to the maturity date); provided that if such date is not a currency business day with respect to any basket currency, that valuation date solely for the affected basket currency will be the immediately preceding currency business day with respect to such basket currency.

CUSIP:
Listing:	The notes will not be listed on any securities exchange
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Agent(1):	Morgan Stanley & Co. Incorporated
Agent’s discount and issue price:	Price to Public	Agent’s Discounts(2)	Proceeds to Company
Per note	100%	--	100.00%
Total		$--	$
Commissions to financial advisors:	The Agent will pay a commission of $ for each $1,000 stated principal amount of Notes sold by its financial advisors.
Tax considerations:	Please read carefully the section below titled “United States Federal Income Taxation” beginning on PS-23

(1)      The Agent has agreed to use its reasonable best efforts to solicit offers to purchase the notes.  See “Plan of Distribution” beginning on PS-26.
(2)      The Agent or its affiliates will enter into swap transactions with TMCC to hedge TMCC’s obligations under the notes. The Agent and its affiliates expect to realize a profit in connection with arranging these swap transactions.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-15.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED  PROSPECTUS DATED MARCH 7, 2006, AS SUPPLEMENTED BY THE PROSPECTUS SUPPLEMENT DATED MARCH 7, 2006, WHICH CAN BE FOUND AT:
http://www.sec.gov/Archives/edgar/data/834071/000104746906002954/a2168048z424b3.htm

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Investment Overview

The Dual Participation Currency-Linked Capital Protected Notes due October   , 2011, provide investors with an opportunity to gain both long and short exposure to a basket of currencies with no downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a basket of six currencies relative to the U.S. dollar (the “basket”) over the term of the notes, as measured on the valuation date.  The supplemental redemption amount provides 100% upside participation (e.g., a 10% appreciation of the basket will return 100% of principal plus 10% at maturity).  In addition, the supplemental redemption amount provides 20% to 30% downside participation (to be determined on the pricing date) (e.g., a 10% depreciation of the basket will return 100% of principal plus a positive return of 2% to 3% at maturity). If the basket has neither depreciated nor appreciated, the investment will return only the stated principal amount and you will not receive any supplemental redemption amount.  The notes do not pay interest.

Maturity:	3 years
Protection at maturity:	100%
Interest:	None
Payment at maturity (per note):
(i)  If the basket performance is greater than zero
Þ $1,000 stated principal amount + 100% of the basket performance
(ii)  If the basket performance is less than zero
Þ $1,000 stated principal amount + 20 to 30% of the absolute value of the basket performance.  The downside participation rate will be determined on the pricing date and is expected to be in the range of 20% to 30%.
(iii) If the basket performance is equal to zero
Þ $1,000

Basket Overview

Basket Currency	Weighting	Quotation Convention
Brazilian real (“BRL”)	16.6667%	# BRL / 1 USD
Chinese renminbi (“CNY”)	16.6667%	# CNY / 1 USD
Czech koruna (“CZK”)	16.6667%	# CZK / 1 USD
Hungarian forint (“HUF”)	16.6667%	# HUF / 1 USD
Indian rupee (“INR”)	16.6667%	# INR / 1 USD
Mexican peso (“MXN”)	16.6667%	# MXN / 1 USD

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Basket Historical Performance January 1, 2003 to October 1, 2008

The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether appreciation of any of the basket currencies will be offset by depreciation of other basket currencies, based on their historical performance.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
A decrease in an exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where MXN has strengthened relative to the U.S. dollar by 10%:

Pricing date = 11 MXN / 1 USD  and  Valuation date = 10 MXN / 1 USD

▪
An increase in an exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one unit of the basket currency can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where MXN has weakened relative to the U.S. dollar by 10%:

Pricing date = 11 MXN / 1 USD and Valuation date = 12.22 MXN / 1 USD

Actual exchange rates on the pricing date will vary.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Key Investment Rationale

Exposure to currencies is a component of portfolio diversification.  Investors concerned about the risks associated with investing directly in currencies can use the notes to gain both long and short exposure to the basket of currencies while protecting 100% of their principal at maturity.

Access	▪ Both long and short exposure to an equally-weighted basket of six currencies valued relative to the U.S. dollar ▪ Portfolio diversification from traditional fixed income / equity investments
Protect Principal	▪ 100% principal protection at maturity regardless of the performance of the basket
Long and Short Exposure to the Basket
▪ 100% upside participation if basket appreciates:
▪ Investors will receive 100% of any appreciation in the value of the basket
▪ Positive return even if basket depreciates
▪ Investors will receive 20% to 30% (to be determined on the pricing date) of the absolute value of any depreciation in the value of the basket.

Summary of Risks (see PS-15)

▪	Ratings do not reflect the true risks of an investment in the notes.

▪	No interest payments will be made and you could receive a return below the rate otherwise payable on conventional debt securities issued by us with similar maturities.

▪	No principal protection unless you hold the notes to maturity.

▪	Currency exchange risk.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	The notes will not be listed and secondary trading may be limited.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Suspensions or disruptions of market trading in the basket currencies may adversely affect the value of the notes.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	The basket may not be sufficiently diversified and may be subject to greater volatility than a more broadly diversified basket, which may adversely affect the market price of the notes.

▪	Investing in the notes is not equivalent to investing directly in the basket currencies.

▪	The inclusion of projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity could adversely affect exchange rates of the basket currencies.

▪	Each basket currency may be affected by factors specific to it.

▪	Historical performance of the basket currencies does not indicate the future performance of the basket currencies.

▪	TMCC will treat the notes as contingent payment debt instruments for U.S. federal income tax purposes.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Fact Sheet

The notes offered are unsecured general obligations of TMCC, will pay no interest, and have the terms described in the accompanying prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on the basket performance, whether positive or negative.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2008	October , 2008 (5 New York business days after the pricing date)	October , 2011
Key Terms
Issuer:	TMCC
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	We will not make any periodic payments of interest on the notes during the term of the notes.
Basket:	Basket currencies	Weighting	Basket currencies	Weighting
	Brazilian real (“BRL”)	16.6667%	Hungarian forint (“HUF”)	16.6667%
	Chinese renminbi (“CNY”)	16.6667%	Indian rupee (“INR”)	16.6667%
	Czech koruna (“CZK”)	16.6667%	Mexican peso (“MXN”)	16.6667%
Payment at maturity:	Stated principal amount ($1,000 per note) + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If the basket performance at maturity is greater than zero:
$1,000 x basket performance x upside participation rate
▪ If the basket performance at maturity is less than zero:
$1,000 x absolute basket performance x downside participation rate
If the basket performance at maturity is equal to zero, you will receive only the stated principal amount and will not receive any supplemental redemption amount.
Basket performance:
Sum of the currency performance values of each of the basket currencies.
A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies. Stability in the value of the basket of currencies relative to the U.S. dollar will reduce the return on an investment in the notes.
Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	100%
Downside participation rate:	20% to 30%, to be determined on the pricing date
Currency performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date
Exchange rate:
With respect to each of

(a) the Czech koruna, Hungarian forint and the Mexican peso, the rate for conversion of such underlying currency into U.S. dollars (expressed as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the reference source set forth below for such underlying currency on such currency business day, as determined by the calculation agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, or (ii) the calculation agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars as determined by at least five independent leading dealers, selected

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

by the calculation agent (the “reference dealers”), in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent; and

(b) the Brazilian real, the Chinese renminbi and the Indian rupee, the rate for conversion of such underlying currency into U.S. dollars (expressed as the number of units of such underlying currency per one U.S. dollar) as determined by reference to the rate displayed on the reference source for such underlying currency on such currency business day, as determined by the calculation agent; provided that if (i) no such rate is displayed on the applicable reference source for such day for such underlying currency, (ii) such day is an unscheduled holiday with respect to any such underlying currency, or (iii) the calculation agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate for such underlying currency will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers in the underlying market for such underlying currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such underlying currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for such underlying currency shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent; provided yet further that, with respect to the Brazilian real, if a price materiality event occurs, the exchange rate for Brazilian real shall be the rate as determined in the definition of “price materiality event” below.

Quotes of the Agent or the calculation agent or any of their affiliates may be included in the calculation of any mean described in clauses (a) or (b) above, but only to the extent that any such bid is the highest of the quotes obtained.

Reference source:	BRL: CNY: CZK: HUF: INR: MXN:	Reuters “BRFR” Reuters “SAEC” Reuters “ECB37=(CZK/EUR)/(USD/EUR)” Reuters“ECB37=(HUF/EUR)/(USD/EUR)” Reuters “RBIB” Reuters “WMRSPOT10”
Valuation date:
October   , 2011 (7 New York business days prior to the maturity date); provided that if such date is not a currency business day with respect to any basket currency, that valuation date solely for the affected basket currency will be the immediately preceding currency business day with respect to such basket currency.

Currency business day:
Any day, other than a Saturday or Sunday that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive orders and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(b) in Beijing, China with respect to the Chinese renminbi;

(c) in London, England with respect to the Czech koruna and Hungarian forint;

(d) in Mumbai, India with respect to the Indian rupee; and

(e) in New York City with respect to the Mexican peso.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Price materiality event:
With respect to the Brazilian real, (i) the exchange rate as displayed on the applicable reference source for the Brazilian real has been, in the good faith belief of the calculation agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the calculation agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the calculation agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the exchange rate for the Brazilian real on the valuation date will be the Brazilian reference dealers’ rate. If such difference is less than 3%, then, in such case, the exchange rate for the Brazilian real will be determined as set forth in the definition of “exchange rate” above.

Unscheduled holiday:
With respect to any of the Brazilian real, the Chinese renminbi and the Indian rupee, a day that is not a currency business day with respect to any such underlying currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such underlying currency on the date that is two business days prior to the valuation date for such underlying currency.

New York business day:
Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

General Information
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	MSCS
Rounding:
All calculations with respect to any issuance of notes will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of any notes will be rounded to the nearest cent, with one-half cent rounded upward.

Listing:	The notes will not be listed on any securities exchange.
CUSIP:
Tax considerations:	Please read carefully the section below titled “United States Federal Income Taxation”.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Payment at Maturity

At maturity, investors receive (i) Stated principal amount ($1,000 per note) + (ii) supplemental redemption amount (if any).

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than zero	$1,000 x absolute basket performance x an assumed downside participation rate of 20% to 30% (to be determined on the pricing date).
Equal to zero	$0. Investors will only receive $1,000 at maturity

Payoff Diagram (at an assumed 25% downside participation rate)

Note:

As there is no cap on the supplemental redemption amount, there is no maximum payment on the notes.

▪      Investors will receive 100% of any appreciation in the value of the basket.

▪      Investors will receive 20% to 30% of the absolute value of any depreciation in the value of the basket, depending on the actual downside participation rate to be determined on the pricing date.  For purposes of the payoff diagram above, we have assumed that the investors will receive 25% of the absolute value of any depreciation in the value of the basket.

▪      If the basket performance at maturity is zero, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are two hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

In addition, below, is a table illustrating the payment at maturity for the notes for a hypothetical range of basket performances.  Exchange rates used in the examples below, including the initial exchange rates, are hypothetical and do not reflect the actual exchange rates.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Percentage Change
BRL	16.6667%	1.9176	1.7433	10.000%
CNY	16.6667%	6.8451	6.2228	10.000%
CZK	16.6667%	17.5230	15.9300	10.000%
HUF	16.6667%	172.87	157.1545	10.000%
INR	16.6667%	46.61	42.3727	10.000%
MXN	16.6667%	10.9601	9.9637	10.000%

Basket Performance = Sum of Currency Performance Values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  16.6667%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  16.6667%, plus

[(Initial CZK exchange rate / Final CZK exchange rate) – 1]  x  16.6667%, plus

[(Initial HUF exchange rate / Final HUF exchange rate) – 1]  x  16.6667%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  16.6667%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  16.6667%

So, using the hypothetical prices above,

[(1.9176 / 1.7433) –1] x 16.6667% = 1.67%; plus

[(6.8451 / 6.2228) – 1] x 16.6667% = 1.67%; plus

[(17.5230 / 15.9300) – 1] x 16.6667% = 1.67%; plus

[(172.87 / 157.1545)  – 1] x 16.6667% = 1.67%; plus

[(46.61 / 42.3727) – 1] x 16.6667%  = 1.67%; plus

[(10.9601 / 9.9637) – 1] x 16.6667% = 1.67%

hypothetical basket performance =  10.00%

upside participation rate = 100%

supplemental redemption amount = $1,000 x 10% x 100% = $100

In this example, the initial exchange rate of each of the basket currencies is higher than its respective final exchange rate and therefore each contributes positively to the basket performance, each on a weighted basis of 1.67%.  The sum of these positive performance values is positive 10%. Therefore, the total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $100.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Example 2:  The basket performance is negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Percentage Change
BRL	16.6667%	1.9176	1.8263	5.000%
CNY	16.6667%	6.8451	6.5191	5.000%
CZK	16.6667%	17.5230	16.6886	5.000%
HUF	16.6667%	172.87	345.7400	–50.000%
INR	16.6667%	46.61	77.6833	–40.000%
MXN	16.6667%	10.9601	19.9275	–45.000%

Basket Performance = Sum of Currency Performance Values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  16.6667%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  16.6667%, plus

[(Initial CZK exchange rate / Final CZK exchange rate) – 1]  x  16.6667%, plus

[(Initial HUF exchange rate / Final HUF exchange rate) – 1]  x  16.6667%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  16.6667%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  16.6667%

So, using the hypothetical prices above,

[(1.9176 / 1.8263) – 1] x 16.6667% = 0.83%; plus

[(6.8451 / 6.5191) – 1] x 16.6667% = 0.83%; plus

[(17.5230 / 16.6886) – 1] x 16.6667% = 0.83%; plus

[(172.87 / 345.7400)  – 1] x 16.6667% = negative 8.33%; plus

[(46.61 / 77.6833) – 1] x 16.6667%  = negative 6.67%; plus

[(10.9601 / 19.9275) – 1] x 16.6667% = negative 7.50%

hypothetical basket performance =  – 20.00%

hypothetical absolute basket performance = 20.00%

hypothetical downside participation rate = 25%

supplemental redemption amount = $1,000 x 20% x 25% = $50.00

In this example, the final exchange rates of three of the basket currencies—HUF, INR and MXN (with a combined weighting of 50% of the basket)—are each higher than their respective initial exchange rates (i.e., have depreciated) and therefore contribute negatively to the basket performance on a weighted basis of negative 8.33%, negative 6.67% and negative 7.50%, respectively.  The final exchange rates of the other three basket currencies—BRL, CNY and CZK (with a combined weighting of 50% of the basket)—are each lower than their respective initial exchange rates (i.e., have appreciated) and therefore contribute positively to the basket performance, each on a weighted basis of 0.83%.  Therefore, although three of the basket currencies have positive performance values, the three currencies with negative performance values are sufficiently negative such that the overall value of the basket performance is negative 20%.  The supplemental redemption amount will equal $1,000 multiplied by the absolute basket performance, which is positive 20%, multiplied by an assumed downside participation rate of 25%. Therefore, the total payment at maturity per note will equal $1,050, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $50.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Table Illustrating Hypothetical Payments at Maturity

The following table below illustrates the payment at maturity, including the payment of any supplemental redemption amount for a $1,000 stated principal amount note for a hypothetical range of basket performance assuming a downside participation rate of 25%.

Basket Performance	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
120%	$1,200	$2,200	120%
100%	$1,000	$2,000	100%
80%	$800	$1,800	80%
60%	$600	$1,600	60%
50%	$500	$1,500	50%
40%	$400	$1,400	40%
30%	$300	$1,300	30%
20%	$200	$1,200	20%
10%	$100	$1,100	10%
0%	$0	$1,000	0%
-10%	$25	$1,025	2.5%
-20%	$50	$1,050	5.0%
-30%	$75	$1,075	7.5%
-40%	$100	$1,100	10.0%
-50%	$125	$1,125	12.5%
-60%	$150	$1,150	15.0%
-80%	$200	$1,200	20.0%
-100%	$250	$1,250	25.0%

At maturity, the notes will pay at least 100% of the $1,000 stated principal amount per note and have the potential to pay a supplemental redemption amount based on the performance of the basket, whether positive or negative, over the term of the notes, as measured over the specified determination dates.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are unsecured general obligations of TMCC and investing in the notes is not equivalent to investing directly in the basket currencies.  The following risks should be considered by investors in the notes.  For additional risk factors, please see the section titled “Risk Factors” beginning on page S-3 of the prospectus supplement.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Ratings do not reflect the true risks of an investment in the notes.  The credit ratings assigned to TMCC are subject to change, and represent the rating agencies’ opinion regarding its credit quality and are not a guarantee of quality.  Rating agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value.  Therefore, the ratings assigned to TMCC may not fully reflect the true risks of an investment in the Notes. The notes have been designed for investors who are willing to forego market interest rates on the notes in exchange for a supplemental redemption amount based on fluctuations in the value of a basket of currencies.

No interest payments will be made and you could receive a return below the rate otherwise payable on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  The supplemental redemption amount is variable and may equal zero if the basket performance neither appreciates nor depreciates.  Unless the value of the basket at maturity has sufficiently appreciated or depreciated over the three-year term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The payment of the supplemental redemption amount, if any, and the return of the principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

No principal protection unless you hold the notes to maturity.  You will be entitled to receive at least the full principal amount of your notes only if you hold the notes to maturity.  The market value of the notes may fluctuate and, because the notes are not principal protected prior to maturity, you may receive substantially less than your initial investment if you sell your notes in the secondary market prior to maturity.

Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  Stability in the value of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes to account for any of the foregoing events.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the creditworthiness of TMCC.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  The Agent currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which the Agent is willing to transact.  If at any time the Agent were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

Changes in the value of one or more of the basket currencies may offset each other. Exchange rate movements in the basket currencies may not correlate with each other.  At a time when the value of one or more of the basket currencies appreciate, the value of one or more of the other basket currencies may not appreciate as much or may depreciate.  Therefore, in calculating the basket performance, appreciation in the value of one or more of the basket currencies may be moderated, or wholly offset, by lesser appreciation or depreciation in the value of one or more of the other basket currencies.

Investing in the notes is not equivalent to investing directly in the basket currencies.  Because the basket performance is based on the exchange rate of the basket currencies on the valuation date, it is possible for the final exchange rate of any of the basket currencies to be different from the exchange rate of the basket currencies during the term of the notes.

The inclusion of projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Agent is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by the Agent, as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity could adversely affect exchange rates of the basket currencies. The Agent and its affiliates will carry out hedging activities related to the notes, including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  The Agent and some of its subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial exchange rates for the basket currencies and, as a result, could affect the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Each basket currency may be affected by factors specific to it. You should consider the country specific risks set forth below with respect to each of the basket currencies.  We have derived all information contained in this prospectus supplement and the applicable pricing supplement regarding any specified basket currency, including, without limitation, changes in the historical exchange rates, from publicly available information.  In connection with the offering of notes, neither we nor the Agent make any representation that such publicly available information regarding any basket currency is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of notes (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the value of any basket currency have been publicly disclosed.  Subsequent disclosure of any such events could affect the value received at maturity and therefore the trading prices of the notes.

▪
Brazil.  The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

▪
The People’s Republic of China. The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank. In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.  To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

▪
The Czech Republic.  The exchange rate between the Czech koruna and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Czech Republic or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention of the Czech National Bank.  The government and the Czech National Bank may from time to time intervene in the foreign exchange market by selling koruna and raising or lowering interest rates. The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert koruna into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include European Union

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

requirements, the level of the Czech Republic’s foreign debt, the extent of the Czech Republic’s foreign currency reserves, the size of the Czech Republic’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which the Czech Republic may be subject.

▪
Hungary.  The exchange rate between the Hungarian forint and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Hungary or elsewhere, and by macroeconomic factors and speculative actions. In 2001, the Hungarian government and the National Bank of Hungary jointly determined to “peg” the forint to the euro so as to permit the exchange rate to fluctuate against the euro in either direction by up to 15% from a central parity, which was set to HUF 276.1/euro. In June 2003, the National Bank of Hungary shifted the central parity by 2.26%, which caused a depreciation in the forint of approximately 10%. In addition, the government and the National Bank of Hungary have from time to time intervened in the foreign exchange market by selling forints and raising or lowering interest rates. The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert forints into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include European Union requirements, the level of Hungary’s foreign debt, the extent of Hungary’s foreign currency reserves, the size of Hungary’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Hungary may be subject. Hungary, a member of the European Union, may be able to adopt the euro in several years. Disagreements with the European Union on Hungary’s high debt levels make the date of adoption uncertain.

▪
India.  The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India has led to strengthening of the Indian rupee since 2003. The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

The historical performance of the basket currencies does not indicate the future performance of the basket currencies.  The historical performance of each of the basket currencies relative to the U.S. dollar, as measured by the relevant exchange rate, which performance is included in this pricing supplement, should not be taken as an indication of the future performance of such exchange rates during the term of the notes. Changes in the value of each basket currency relative to the U.S. dollar will affect the trading price of the notes, but it is impossible to predict whether the value of any of the basket currencies relative to the U.S. dollar will rise or fall.

TMCC will treat the notes as contingent payment debt instruments for U.S. federal income tax purposes.  You should also consider the tax consequences of investing in the Notes.  TMCC will treat the notes as obligations subject to the Treasury Regulations governing contingent payment debt instruments, as described in the section of this pricing supplement called “United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement), even though there will be no payments on the notes prior to the maturity date.  In addition, any gain recognized on the sale, exchange or retirement of the notes (including at maturity) generally will be treated as ordinary income.  If you are a non-U.S. investor, you may be subject to federal withholding tax unless certain certification procedures are satisfied.  Please read carefully the section of this pricing supplement called “United States Federal Income Taxation.”

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through October 1, 2008.  The related graphs set forth each basket currency’s currency performance relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.
BRL	High	Low	Period End
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter (through October 1, 2008)	1.9176	1.9176

Brazilian real January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

CNY	High	Low	Period End
2003
First Quarter	8.2778	8.2766	8.2774
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5035	7.5105
Fourth Quarter	7.5276	7.3036	7.3036
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter (through October 1, 2008)	6.8451	6.8451

Chinese renminbi January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

CZK	High	Low	Period End
2003
First Quarter	30.2215	28.7213	29.3730
Second Quarter	29.6907	26.4441	27.5100
Third Quarter	29.9842	27.3624	27.3624
Fourth Quarter	28.0134	25.7088	25.7088
2004
First Quarter	27.3042	25.3701	26.6690
Second Quarter	27.6632	25.3380	26.1660
Third Quarter	26.5054	25.0532	25.3720
Fourth Quarter	25.6535	22.3350	22.4230
2005
First Quarter	23.5116	21.9140	23.1790
Second Quarter	24.9815	23.0735	24.8525
Third Quarter	25.3345	23.2050	24.6120
Fourth Quarter	25.1155	24.1038	24.5535
2006
First Quarter	24.5460	23.1795	23.4959
Second Quarter	23.7525	21.8375	22.2737
Third Quarter	22.7511	21.8210	22.3140
Fourth Quarter	22.5980	20.8518	20.8518
2007
First Quarter	21.8215	20.6800	20.9702
Second Quarter	21.4589	20.5508	21.2155
Third Quarter	21.1220	19.3110	19.3110
Fourth Quarter	19.5663	17.7056	18.1768
2008
First Quarter	18.1950	15.9525	15.9847
Second Quarter	16.3870	15.0995	15.1600
Third Quarter	17.6200	14.4250	17.3845
Fourth Quarter (through October 1, 2008)	17.5230	17.5230

Czech koruna January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

HUF	High	Low	Period End
2003
First Quarter	235.2400	222.1800	227.1900
Second Quarter	232.2300	207.2300	231.2700
Third Quarter	238.2000	218.3000	218.3000
Fourth Quarter	228.3000	207.8900	208.7000
2004
First Quarter	214.2800	201.6800	201.6800
Second Quarter	216.9300	201.6800	205.6100
Third Quarter	207.8800	198.2100	198.2100
Fourth Quarter	200.2100	180.0500	181.0200
2005
First Quarter	192.1500	180.7100	190.8200
Second Quarter	208.0900	189.3700	204.0400
Third Quarter	207.5700	194.4700	207.5700
Fourth Quarter	216.7400	206.2900	212.9600
2006
First Quarter	221.6900	203.0700	217.8800
Second Quarter	224.2100	203.1600	221.3900
Third Quarter	223.7600	209.3800	215.3000
Fourth Quarter	216.9100	190.4900	190.4900
2007
First Quarter	198.9800	183.6000	185.7600
Second Quarter	190.8300	180.0300	182.3200
Third Quarter	194.4700	175.9300	175.9300
Fourth Quarter	178.8700	171.2800	173.2300
2008
First Quarter	183.7100	161.9400	165.1400
Second Quarter	165.2600	149.4100	149.4100
Third Quarter	171.8200	143.5000	171.8200
Fourth Quarter (through October 1, 2008)	172.8700	172.8700

Hungarian forint January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

INR	High	Low	Period End
2003
First Quarter	48.0100	47.4700	47.4700
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.6250
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter (through October 1, 2008)	46.6100	46.6100

Indian rupee January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

MXN	High	Low	Period End
2003
First Quarter	11.2300	10.3565	10.7700
Second Quarter	10.7970	10.1160	10.4570
Third Quarter	11.0530	10.3690	10.9860
Fourth Quarter	11.3785	10.9450	11.2285
2004
First Quarter	11.2213	10.8073	11.1251
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1470
2005
First Quarter	11.3818	10.9853	11.1702
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4825	10.8520	11.3463
Third Quarter	11.2479	10.7712	10.9850
Fourth Quarter	11.0878	10.7218	10.8032
2007
First Quarter	11.2165	10.7743	11.0493
Second Quarter	11.0211	10.7153	10.8084
Third Quarter	11.1950	10.7378	10.9354
Fourth Quarter	11.0161	10.6542	10.8988
2008
First Quarter	10.9975	10.6420	10.6420
Second Quarter	10.5827	10.2675	10.3097
Third Quarter	11.0320	9.8581	10.9378
Fourth Quarter (through October 1, 2008)	10.9601	10.9601

Mexican peso January 1, 2003 to October 1, 2008

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

United States Federal Income Taxation

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes.  This discussion applies to an initial holder of Notes who purchases the Notes at their “issue price” for cash and who holds the Notes as capital assets.  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect.  This summary does not address all aspects of the U.S. federal income taxation of the Notes that may be relevant to a holder of Notes in light of its particular circumstances or to a holder of Notes that is subject to special treatment under the U.S. federal income tax laws, such as:

▪	a financial institution;
▪	a regulated investment company;
▪	a real estate investment trust;
▪	a tax-exempt entity;
▪	a dealer or trader that is subject to a mark-to-market method of tax accounting with respect to the Notes;
▪	a person holding the Notes as part of a hedging transaction, ‘‘straddle,’’ conversion transaction, or integrated transaction, or who has entered into a ‘‘constructive sale’’ with respect to the Notes;
▪	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or
▪	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effects of any applicable state, local or foreign tax laws are not discussed.  Holders are urged to consult their tax advisers concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies only to a “U.S. Holder” of Notes.  A “U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

▪	a citizen or resident of the United States;
▪	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or
▪	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
▪
The Notes are “Contingent Notes” as described in the accompanying prospectus supplement.  The tax treatment of the Notes will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar.  We have determined that the denomination currency of the Notes is the U.S. dollar. Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.  TMCC will treat the Notes as obligations subject to the Treasury Regulations governing contingent payment debt instruments.  Under this treatment, the Notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and a U.S. Holder will be required to accrue as interest income the OID on the Notes as described below.

TMCC is required to determine a “comparable yield” for the Notes.  The “comparable yield” is the yield at which TMCC could issue a fixed-rate debt instrument with terms similar to those of the Notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Notes.  Based on information furnished to TMCC by the calculation agent, the “comparable yield” is an annual rate of    %, compounded semi-annually.

Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, TMCC is also required to construct a “projected payment schedule” in respect of the Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield.  Based on the comparable yield for the Notes, the “projected payment schedule” per $1,000 stated principal amount Note consists of a single payment of $       on the stated maturity date.  Based on the comparable yield and projected payment schedule described above, the following table states the amount of interest that will be deemed to have accrued with respect to a $1,000 stated principal amount Note during each calendar year (assuming semi-annual accrual periods):

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Calendar Year	OID Deemed to Accrue During Calendar Year (per $1,000 Stated Principal Amount)	Total OID Deemed to have Accrued from Original Issue Date (per $1,000 Stated Principal Amount) as of the End of Calendar Year
Original issue date through December 31, 2008
January 1, 2009 through December 31, 2009
January 1, 2010 through December 31, 2010
January 1, 2011 through stated maturity date

Neither the comparable yield nor the projected payment schedule constitutes a representation by TMCC regarding the actual amount, if any, that will be paid on the Notes.

For U.S. federal income tax purposes, a U.S. Holder is required to use the comparable yield and projected payment schedule provided above in determining interest accruals in respect of a Note, unless the U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”).  Regardless of a U.S. Holder’s accounting method, it will be required to accrue as interest income OID on the Notes at the comparable yield.

Accordingly, subject to a sale, exchange or retirement of the Notes, a U.S. Holder will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the stated maturity date of the Notes, that equals:

▪
the product of (i) the adjusted issue price of the Notes (as defined below) as of the beginning of the accrual period and (ii) the comparable yield of the Notes, adjusted for the length of the accrual period;

▪	divided by the number of days in the accrual period; and
▪	multiplied by the number of days during the accrual period that the U.S. Holder held the Notes.
▪	For U.S. federal income tax purposes, the “adjusted issue price” of a Note is its issue price increased by the amount of interest income previously accrued by the holder.

Upon a sale, exchange or retirement of a Note (including at its maturity), a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and the holder’s adjusted tax basis in the Note.  A U.S. Holder’s adjusted tax basis in a Note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder with respect to the Note.  A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, if a U.S. Holder recognizes a loss above certain thresholds, the holder may be required to file a disclosure statement with the IRS.  U.S. Holders are urged to consult their tax advisers regarding these limitations and reporting obligations.

Tax Consequences to Non-U.S. Holders

The following discussion applies only to a “Non-U.S. Holder” of Notes. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of a Note that is:

▪	a nonresident alien individual;
▪	a foreign corporation; or
▪	a nonresident alien fiduciary of a foreign estate or trust.

“Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition.  Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Payments to a Non-U.S. Holder on the Notes, and any gain realized on a sale, exchange or retirement of the Notes (including at maturity), will be exempt from U.S. federal income tax (including withholding tax) provided generally that the holder has fulfilled the certification requirement described below and these amounts are not effectively connected with the holder’s conduct of a U.S. trade or business.

The certification requirement referred to in the preceding paragraph will be fulfilled if a Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that the holder is not a United States person and provides its name and address and otherwise satisfies applicable requirements.

If a Non-U.S. Holder is engaged in a U.S. trade or business and if the income or gain on the Note, if any, is effectively connected with the holder’s conduct of that trade or business, although such income or gain is exempt from withholding, the holder will generally be subject to regular U.S. income tax on that income or gain in the same manner as if the holder were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders to which this paragraph applies are urged to consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax if the Non-U.S. Holder is a corporation.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Backup Withholding and Information Reporting

Interest or OID paid or accrued on a Note, including at maturity will, and the proceeds received from a sale, exchange or retirement of a Note may, generally be subject to information reporting if a holder is not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if a holder fails to provide certain identifying information (such as an accurate taxpayer identification number, in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder that complies with the certification procedures described in the preceding section will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Dual Participation Currency-Linked Capital Protected Notes due October   , 2011
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar

Plan of Distribution
TMCC is offering the notes through Morgan Stanley & Co. Incorporated who has agreed to use its reasonable efforts to solicit offers to purchase the notes.  Morgan Stanley & Co. Incorporated will pay a commission of $      for each $1,000 principal amount of notes sold by its financial advisors.

Settlement
The Issuer expects that delivery of the notes will be made against payment therefor on the original issue date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Use of Proceeds and Hedging
The net proceeds from the sale of the notes will be used as described under “Use of Proceeds” in the accompanying prospectus supplement. To provide a hedge to TMCC, an affiliate of Morgan Stanley & Co. Incorporated will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make floating rate payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the notes during the term of the notes in exchange for receiving a payment equal to the supplemental redemption amount on the notes from the affiliate of Morgan Stanley & Co. Incorporated.